Exhibit 3.2

Certificate of Amendment

Canada Business Corporations Act

Certificat de modification

Loi canadienne sur les sociétés par actions

10557404 Canada Corp.

Corporate name / Dénomination sociale

1055740-4

Corporation number / Numéro de société

I HEREBY CERTIFY that the articles of the above-named corporation are amended under sections 27 and 178 of the Canada Business Corporations Act as set out in the attached articles of amendment.

JE CERTIFIE que les statuts de la société susmentionnée sont modifiés aux termes des articles 27 et 178 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes.

Virginie Ethier

Director / Directeur

2018-03-19

Date of amendment (YYYY-MM-DD)

Date de modification (AAAA-MM-JJ)

Form 4

Articles of Amendment

Canada Business Corporations Act

(CBCA) (s. 27 or 177)

Formulaire 4

Clauses modificatrices

Loi canadienne sur les sociétés par

actions (LCSA) (art. 27 ou 177)

1	Corporate name
Dénomination sociale
10557404 Canada Corp.
2	Corporation number
Numéro de la société
1055740-4
3	The articles are amended as follows
Les statuts sont modifiés de la façon suivante

The corporation amends the description of classes of shares as follows:

La description des catégories d’actions est modifiée comme suit :

See attached schedule / Voir l’annexe ci-jointe

4	Declaration: I certify that I am a director or an officer of the corporation.
Déclaration : J’atteste que je suis un administrateur ou un dirigeant de la société.

Original signed by / Original signé par
Catherine Beckett
Catherine Beckett
416-642-1807

Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250 (1) of the CBCA).

Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d’une amende maximale de 5 000 $ et d’un emprisonnement maximal de six mois, ou l’une de ces peines (paragraphe 250(1) de la LCSA).

You are providing information required by the CBCA. Note that both the CBCA and the Privacy Act allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049.

Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la Loi sur les renseignements personnels permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049.

IC 3069 (2008/04)

Schedule / Annexe

Description of Classes of Shares / Description des catégories d’action

The articles of the corporation are amended as follows:

(1) Article 3 of the Articles of Incorporation is hereby deleted in its entirety and is replaced with the following: “The authorized capital of the Corporation shall consist of an unlimited number of common shares and an unlimited number of First Preferred Shares issuable in series by the directors, of which the first series of First Preferred Shares shall consist of 1,000,000 First Preferred Series A Shares.”

(2) The Common Shares without nominal or par value of the Corporation will carry and be subject, as a class, to the rights, privileges, priorities, limitations, conditions and restrictions hereinafter set forth:

(a) The holders of the Common Shares are entitled to vote at meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote.

(b) Subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, the holders of the Common Shares are entitled to share equally in the remaining property of the Corporation upon liquidation, dissolution or winding-up of the Corporation.

(c) Subject to the rights of the First Preferred Shares, the holders of the Common Shares shall be entitled to receive dividends if, as and when declared by the directors of the Corporation.

(3) The First Preferred Shares of the Corporation will carry and be subject, as a class, to the rights, privileges, priorities, limitations, conditions and restrictions hereinafter set forth:

(a) The directors of the Corporation may at any time and from time to time issue the First Preferred Shares in one (1) or more series, each series to consist of such number of shares as may before issuance thereof be determined by the directors.

(b) The directors of the Corporation may (subject as hereinafter provided) from time to time fix before issuance the designation, rights, restrictions, conditions and limitations to attach to the First Preferred Shares of each such series including, without limiting the generality of the foregoing, the rate of preferential dividends, the dates of payment thereof, redemption price (if any) and the terms and conditions of redemption, and purchase and conversion rights (if any) or other provisions attaching to the First Preferred Shares of any such series, the whole subject to the filing of articles of amendment confirming the designation, preferences, rights, conditions, restrictions, limitations and prohibitions attaching to any such series of the First Preferred Shares.

(c) The holders of First Preferred Shares shall be entitled to receive from the amounts which the Corporation may set aside for the payment of dividends, as and when declared by the directors, a fixed, cumulative and preferential dividend to accrue as the directors of the Corporation may fix by resolution, such dividends to accrue from the dates fixed by the directors or in default of such dates from the date of issue of the shares, and to be payable, as and when so declared, by quarterly payments on the first days of January, April, July and October of each year, except where otherwise determined by the directors.

(d) When any fixed cumulative dividends or amount payable on a return of capital are not paid in full, the First Preferred Shares of all series shall participate rateably in respect of such dividends including accumulations, if any, in accordance with sums which would be payable on the First Preferred Shares if all such dividends were declared and paid in full, and on any return of capital in accordance with the sums which would be payable on such return of capital if all sums so payable were paid in full.

(e) The First Preferred Shares shall be entitled to preference over the common shares of the Corporation and over any other shares of the Corporation ranking junior to the First Preferred Shares with respect to payment of dividends and return of capital and in the distribution of assets in the event of liquidation, dissolution or wind-up of the Corporation whether voluntary or involuntary and may also be given such other preferences over the common shares of the Corporation and any other shares of the Corporation ranking junior to the First Preferred Shares as may be determined by the directors of the Corporation as to the respective series authorized to be issued.

(f) The First Preferred Shares of each series shall rank on a parity with the First Preferred Shares of every other series with respect to priority in payment of dividends, return of capital and in the distribution of assets in the event of liquidation, dissolution or wind-up of the Corporation whether voluntary or involuntary.

(g) No dividends shall at any time be declared or paid on or set apart for payment on any shares of the Corporation ranking junior to the First Preferred Shares unless all dividends up to and including the dividend payable for the last completed period for which such dividends shall be payable on each series of First Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such declaration or payment or setting apart for payment on such shares of the Corporation ranking junior to the First Preferred Shares nor shall the Corporation call for redemption or redeem or purchase for cancellation or reduce or otherwise pay off any of the First Preferred Shares (less than the total amount then outstanding) or any shares of the Corporation ranking junior to the First Preferred Shares unless all dividends up to and including the dividend payable for the last completed period for which such dividends shall be payable on each series of the First Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such call for redemption, purchase, reduction or other payment.

(h) First Preferred Shares of any series may be purchased for cancellation or made subject to redemption by the Corporation pursuant to the provisions of the Canada Business Corporations Act at such time and at such places and upon such other terms and conditions as may be specified in the preferences, rights, conditions, restrictions, limitations and prohibitions attaching to the First Preferred Shares of such series as set forth in the resolution of the board of directors of the Corporation.

(i) The holders of the First Preferred Shares shall not, as such, be entitled as of right to subscribe for or purchase or receive any part of any issue of shares, bonds, debentures or other securities of the Corporation now or hereafter authorized.

(j) No class of shares may be created ranking as to capital or dividends prior to the First Preferred Shares without the approval of the holders of the First Preferred Shares given as hereinafter specified.

(k) The provisions of clauses (a) to (j) hereof inclusive, the provision of this clause and the provisions of clause (l) hereof may be repealed, altered, modified, amended or amplified by articles of amendment but only with the approval of the holders of the First Preferred Shares given as hereinafter specified in addition to any other approval required by the Canada Business Corporations Act.

(l) The approval of holders of the First Preferred Shares as to any and all matters referred to herein may be given by resolution passed or by-law sanctioned at a meeting of holders of First Preferred Shares duly called and held upon at least twenty-one (21) days notice at which the holders of at least a majority of the outstanding First Preferred Shares are present or represented by proxy and carried by the affirmative vote of the holders of not less than two-thirds (2/3) of the First Preferred Shares represented and voting at any such meeting cast on a poll, in addition to such other votes (including the vote of other classes of shareholders) as may be required by the Canada Business Corporations Act or by an instrument in writing signed by the holders of not less than two-thirds (2/3) of the First Preferred Shares. If at any such meeting the holders of a majority of the outstanding First Preferred Shares are not present or represented by proxy within half an hour after the time appointed for the meeting, then the meeting shall be adjourned to such date being not less than twenty-one (21) days later and to such time and place as may be appointed by the chairman and at least fifteen (15) days written notice shall be given of such adjourned meeting but it shall not be necessary in such notice to specify the purpose for which the meeting was originally called. At such adjourned meeting the holders of First Preferred Shares present or represented by proxy may transact the business for which the meeting was originally convened and a resolution passed thereat by the affirmative votes of the holders of not less than two-thirds (2/3) of the First Preferred Shares represented and voting at such adjourned meeting cast on a poll shall constitute the approval of the holders of First Preferred Shares referred to above. The formalities to be observed with respect to the giving of notice of any such meeting or adjourned meeting and the conduct thereof shall be those from time to time prescribed in the by-laws of the Corporation with respect to meetings of shareholders. On every poll taken at every such meeting or adjourned meeting, every holder of First Preferred Shares shall be entitled to one (1) vote in respect of each First Preferred Share held.

(4) The 1,000,000 Redeemable Convertible First Preferred Series A Shares with a paid-up capital of $1.00 each (hereinafter called the “Series A Convertible Preferred Shares”), a series of the First Preferred Shares, carry and are subject to the preferences, rights, limitations, conditions and restrictions hereinafter set forth:

1. DIVIDEND

The holders of the Series A Convertible Preferred Shares shall not be entitled to receive dividends.

2. REDEMPTION AT OPTION OF HOLDER

A holder of Series A Convertible Preferred Shares shall be entitled to require the Company to redeem, subject to the requirements of the Canada Business Corporations Act, as now enacted or as the same may from time to time be amended, re-enacted or replaced (the “Act”), at any time or times up to the date with is [six months] after the date on which the first Series A Convertible Preferred Shares were issued (the “Maturity Date”) all or any of the Series A Convertible Preferred Shares registered in the name of such holder on the books of the Company by tendering to the Company at its registered office a share certificate or certificates representing the Sec which the registered holder desires to have the Company redeem together with a request in writing specifying (i) that the registered holder desires to have the Series A Convertible Preferred Shares represented by such certificate or certificates redeemed by the Company and, if part only of the shares represented by such certificate or certificates is to be redeemed, the number thereof so to be redeemed, and (ii) the business day (herein referred to as the “Series A Retraction Date”) on which the holder desires to have the Company redeem such Series A Convertible Preferred Shares. The Series A Retraction Date shall be not less than 14 days after the day on which the request in writing is given to the Company. Upon receipt of a share certificate or certificates representing the Series A Convertible Preferred Shares which the registered holder desires to have the Company redeem, together with such a request, the Company shall, on the Series A Retraction Date, redeem such Series A Convertible Preferred Shares by paying to such registered holder $1.00 for such share to be redeemed (the “Series A Redemption Amount”) for each such Preferred Share Series A being redeemed. Such payment shall be made by cheque payable at par at any branch of the Company’s bankers for the time being in Canada. If a part only of the shares represented by any certificate be redeemed a new certificate for the balance shall be issued at the expense of the Company. The said Series A Convertible Preferred Shares which have been called for redemption shall be redeemed on the Series A Retraction Date and from and after the Series A Retraction Date the holder thereof shall not be entitled to exercise any of the rights of holders of Series A Convertible Preferred Shares in respect thereof unless payment of the Series A Redemption Amount is not made on the Series A Retraction Date, in which event the rights of the holder of the said Series A Convertible Preferred Shares shall remain unaffected.

3. PARTICIPATION UPON LIQUIDATION, DISSOLUTION OR WINDING-UP

In the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs, the holders of the Series A Convertible Preferred Shares shall, subject to the rights of the holders of any class of shares of the Company entitled to receive the assets of the Company upon such a distribution in priority to the Series A Convertible Preferred Shares, be entitled to receive from the assets of the Company, equally and rateably on a share for share basis with the holders of the Series A Preferred Shares, an amount equal to the Series A Redemption Amount, multiplied by the number of Series A Convertible Preferred Shares held by them respectively before any amount shall be paid or any assets of the Company distributed to the holders of any common shares or shares of any other class ranking junior to the Series A Convertible Preferred Shares. After payment to the holders of the Series A Convertible Preferred Shares of the amount so payable to them as above provided, they shall not be entitled to share in any further distributions of the assets of the Company.

4. MODIFICATION OF SERIES A CONVERTIBLE PREFERRED SHARES

(a) The Company shall not without, but may from time to time with, the approval of the holders of the First Preferred Shares given in the manner attaching to the First Preferred Shares as a class as set forth in the articles of the Company amend, vary, alter, change, cancel or abrogate any preferred, deferred or other special rights, privileges, priorities, limitations, conditions or restrictions attaching to the First Preferred Shares as a class.

(b) The Company shall not without, but may from time to time with, the approval of the holders of the Series A Convertible Preferred Shares then outstanding given as hereinafter specified (in addition to any other sanction which may be necessary) and confirmed by articles of amendment amend, vary, alter, change, cancel or abrogate any of the preferences, rights, privileges, priorities, limitations, conditions or restrictions attaching to the Series A Convertible Preferred Shares as a series.

The approval of the holders of the Series A Convertible Preferred Shares with respect to any matters which may be required to be approved by them may be given in writing by the holders of not less than two-thirds (2/3) of the Series A Convertible Preferred Shares for the time being outstanding or by resolution duly passed and carried by not less than two-thirds (2/3) of the votes cast on a poll at a special meeting of the holders of the Series A Convertible Preferred Shares, as a series, duly called and held upon at least twenty-one (21) days’ notice for the purpose of considering the subject matter of any such resolution and at which holders of not less than a majority of all Series A Convertible Preferred Shares then outstanding are present in person or represented by proxy in accordance with the by-laws of the Company, provided, however, that, if at any such meeting, when originally held, the holders of a least a majority of all Series A Convertible Preferred Shares then outstanding are not present in person or so represented by proxy within one-half (1/2) hour after the time fixed for the meeting, then the meeting shall be adjourned to such date being not less than twenty-one (21) days later and to such time and place as may be fixed by the chairman of such meeting and, at such adjourned meeting, the holders of Series A Convertible Preferred Shares present in person or so represented by proxy, whether or not they hold more or less than a majority of all Series A Convertible Preferred Shares then outstanding, may transact the business for which the meeting was originally called, and a resolution of approval duly passed and carried thereat by not less than two-third (2/3) of the votes cast on a poll at such adjourned meeting shall constitute the approval of the holders of the Series A Convertible Preferred Shares hereinbefore mentioned; notice of any such original special meeting of the holders of the Series A Convertible Preferred Shares, as a series, shall be given not less than fifteen (15) days prior to the date fixed for any such meeting and shall specify in general terms the purpose for which the meeting is called, and notice of any such adjourned meeting shall be given not less than fifteen (15) days prior to the date fixed for any such adjourned meeting, but it shall not be necessary to specify in any such notice of any such adjourned meeting the purposes for which the adjourned meeting is called; the formalities to be observed with respect to the giving of notice of any such original meeting or adjourned meeting and the conduct thereof shall be those from time to time prescribed in the by-laws of the Company with respect to meetings of shareholders; on every poll taken at any such original meeting or adjourned meeting, the holders of Series A Convertible Preferred Shares present in person or so represented by proxy and voting shall be entitled to one (1) vote in respect of each Series A Convertible Preferred Share held by each of such holders respectively.

5. VOTING RIGHTS

The holders of the Series A Convertible Preferred Shares shall not be entitled to receive notice of or to attend any meeting of the shareholders of the Company or to vote at any such meeting.

6. DEFINITIONS

In the rights, conditions, restrictions, limitations and prohibitions attaching to the Series A Convertible Preferred Shares:

(a) “Common Shares” means the Common Shares without par value of the Company and any shares resulting from any increase, subdivision, consolidation or re-classification thereof;

(b) “Basic Conversion Price” means [$0.01] per Common Share;

(c) “Current Conversion Price” means as at any particular time the Basic Conversion Price unless an adjusted conversion price is in effect under the provisions of paragraph 9 hereof in which case it means such adjusted conversion price;

(d) “Current Conversion Basis” means as at any particular time the result obtained (expressed to the nearest 1/1000th of a Common Share) by dividing the Current Conversion Price by [$0.01]; and

(e) “close of business” means the normal closing hours of the head office of the Company or of the office of any transfer agent for the Common Shares at which the conversion right is to be exercised, as the case may be.

7. CONVERSION PRIVILEGE

Any holder of Series A Convertible Preferred Shares shall have the right, at his option, to convert, subject to the terms and provisions hereof, such Series A Convertible Preferred Shares into fully paid and non-assessable Common Shares at the then Current Conversion Basis; In addition, if the holder has not elected to redeem their Series A Convertible Preferred Shares by the Maturity Date, the Series A Convertible Preferred Shares shall be automatically converted into Common Shares. A sufficient number of Common Shares shall be reserved at all times for the conversion of the Series A Convertible Preferred Shares.

8. MANNER OF EXERCISING CONVERSION PRIVILEGE

The conversion of the Series A Convertible Preferred Shares may only be effected by the surrender of the certificate(s) representing the same at any time during normal business hours at the option of the holder at the head office of the Company or at any office of any transfer agent of the Company at which the Common Shares or the Series A Convertible Preferred Shares are transferable accompanied by: (i) payment or evidence of payment of the tax (if any) payable as provided in paragraph 14 hereof; and (ii) a written instrument of surrender in form satisfactory to the Company duly executed by the registered holder, or his attorney duly authorized in writing, in which instrument such holder may also elect to convert part only of the Series A Convertible Preferred Shares represented by such certificate or certificates not theretofore called for redemption or redeemed, in which event the Company shall issue and deliver or cause to be delivered to such holder, at the expense of the Company, a new certificate representing the Series A Convertible Preferred Shares represented by such certificate or certificates which have not been converted.

As promptly as practicable after the surrender, as herein provided, of any Series A Convertible Preferred Shares for conversion or upon the Mandatory Conversion Date for any Series A Convertible Preferred Shares still outstanding, the Company shall issue and deliver, or cause to be delivered to or upon the written order of the holder of Series A Convertible Preferred Shares so surrendered or subject to mandatory conversion, a certificate or certificates issued in the name of, or in such name or names as may be directed by such holder, representing the number of fully paid and non-assessable Common Shares to which such holder is entitled together with a scrip certificate or payment by cheque in respect of any fraction of a Common Share issuable on such conversion as provided in paragraph 13 hereof. Subject to the following provisions of this paragraph 8, such conversion shall be deemed to have been made at the close of business on the date and at the place where such Series A Convertible Preferred Shares have been surrendered for conversion or on the Mandatory Conversion Date as applicable, so that the rights of the holder of such Series A Convertible Preferred Shares as the holder thereof shall cease at such time and the person or persons entitled to receive Common Shares upon such conversion shall be treated for all purposes as having become the holder or holders of record of such Common Shares at such time and such conversion shall be on the Current Conversion Basis as at such time; provided, however, that no such surrender on any date when the Company’s registers of transfers of Common Shares shall be properly closed shall be effective to constitute the person or persons entitled to receive Common Shares upon such conversion as the holder or holders of record of such Common Shares on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such Common Shares as the holder or holders of record thereof for all purposes at, and such conversion shall be at the Current Conversion Basis as at, the close of business on the next succeeding day on which such registers of transfers are properly open. For these purposes, the date of surrender of any Series A Convertible Preferred Share for conversion shall be deemed to be the date the certificate representing such Series A Convertible Preferred Share is received by the Company or by a transfer agent of the Company as provided in this paragraph 8.

9. CONVERSION BASIS AND PRICE

Initially and unless and until adjusted as provided in these conditions, the Current Conversion Basis shall be [one hundred (100)] Common Shares for each Series A Convertible Preferred Share and the Basic Conversion Price shall be [$0.01] per Common Share; provided that if and whenever there shall be a consolidation or subdivision of Common Shares so as to decrease or increase the number outstanding, such Basic Conversion Price shall be proportionately increased in the case of a consolidation or decreased in the case of a subdivision and such increased or decreased conversion price shall thereafter be the Basic Conversion Price for all purposes hereof until again increased or decreased pursuant the provisions of paragraph 10.

10. ADJUSTMENT OF CONVERSION PRICE

The Current Conversion Price shall be subject to adjustment from time to time in the events and in the manner following:

(a) If at a time hereafter, the outstanding Common Shares shall be subdivided, redivided or changed into a greater number or consolidated into a lesser number of Common Shares, or if the Common Shares are reclassified, upon the conversion of the Series A Convertible Preferred Shares, the holder shall be entitled to receive and shall accept in lieu of the number of pre-capital reorganization Common Shares to be purchased by it, but for the same aggregate consideration payable therefor, the aggregate number of shares of the appropriate classes that the holder of the Series A Convertible Preferred Shares would have been entitled to receive as a result of such subdivision, redivision, change, consolidation or reclassification if, on the record date or the effective date thereof, it had been the registered holder of the pre-capital reorganization Common Shares to have been received on conversion of the Series A Convertible Preferred Shares and the Current Conversion Price and the number of Common Shares shall be amended accordingly;

(b) If at any time hereafter while the Series A Convertible Preferred Shares are outstanding, there is a capital reorganization of Company not covered in paragraph 10(a) hereof or a consolidation or merger of the Company as or substantially as an entirety with or into any other corporation, the holder of the Series A Convertible Preferred Shares shall be entitled to receive and shall accept in lieu of the number of pre-capital reorganization Common Shares it would have received on conversion, the number of Common Shares or other securities or property of the Company or of the corporation resulting from such merger or consolidation or to which such sale may be made, as the case may be, that the holder of the Series A Convertible Preferred Shares would have been entitled to receive on such capital reorganization, consolidation, merger or sale if, on the record date or the effective date thereof, it had been the registered holder of the number of the pre-capital reorganization Common Shares it would have received on conversion and the Current Conversion Price shall be amended accordingly; and

(c) If and whenever the Basic Conversion Price is increased or decreased pursuant to paragraph 10 hereof, the then Current Conversion Price shall be adjusted proportionately, effective on the date of such increase or decrease.

11. RULES REGULATING CALCULATION OF ADJUSTMENT OF CONVERSION PRICE

For the purposes of paragraph 10 hereof:

(a) in case a state of fact occurs wherein, in the opinion of the Board of Directors of the Company, the provisions of paragraph 10 hereof are not strictly applicable, or if strictly applicable, would not fairly protect the conversion rights of the holders of the Series A Convertible Preferred Shares in accordance with intent and purposes hereof, then the Board of Directors of the Company may make an adjustment in the application of such provisions so as to protect only the conversion rights attaching to the Series A Convertible Preferred Shares; and

(b) notwithstanding anything herein contained, no adjustment of the Current Conversion Price shall be made if the amount of such adjustment would be less than one (1%) percent of the Current Conversion Price, but in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with all adjustments so carried forward, shall amount to not less than one (1%) percent of the Current Conversion Price.

12. EVIDENCE OF ADJUSTMENT OF CONVERSION PRICE

If and whenever any action is taken which requires an increase or decrease of the Basic Conversion Price pursuant to paragraph 10 hereof and an adjustment of the Current Conversion Price pursuant to paragraph 10 hereof, the Company shall forthwith file with all its transfer agents a certificate of the Company setting forth the details of the action taken and, as the case may be, the increased or decreased Basic Conversion Price, the details of the computation of the adjusted Current Conversion Price and the resulting Current Conversion Basis. No such transfer agent shall be under any duty to make any investigation or inquiry as to the statements contained in any such certificate or the manner in which any computation was made, but any such transfer agent may accept such certificate as evidence of the statements therein contained and shall be fully protected with respect to any and all acts done or actions taken or suffered by it in reliance thereon. The Company shall exhibit a copy of such certificate from time to time to any holder of Series A Convertible Preferred Shares desiring to inspect same, and shall give notice of any such adjustment of the Current Conversion Price and the resulting adjustment of the Current Conversion Basis to the holders of Series A Convertible Preferred Shares by posting the same in a postage paid envelope addressed to each holder of Series A Convertible Preferred Shares at the last address of such holder as it appears on the books of the Company or, in the event of the address of any holder not so appearing, then to the address of such holder last known to the Company. The Company may retain a firm of chartered accountants (who may be the auditors of the Company) to make any computation required under paragraph 10 hereof, and any computation so made shall be final and binding on the Company and all transfer agents and shareholders of the Company. Such firm of chartered accountants may, as to questions of law, request and rely upon an opinion of counsel (who may be the solicitor of the Company).

13. PAYMENT FOR FRACTIONAL SHARES

Upon the surrender of any Series A Convertible Preferred Shares for conversion, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of such Series A Convertible Preferred Shares to be converted. In any case where a fraction of a Common Share is involved the Company may, (i) adjust such fractional interest by payment by cheque of an amount equal to the then current market value of such fractional interest computed on the basis of the last sale price (or last bid price if there be no sales) for the Common Shares on any public market on which the Common Shares trade on the business day on which all such public markets were open next preceding the date of such surrender; or (ii) the Company may issue non-voting and non-dividend bearing scrip certificates for a fraction of a share in a form approved by the Board of Directors. Such scrip certificate may be consolidated into certificates for Additional Common Shares within such reasonable time as may be determined by the Board of Directors and if the aggregate number of Additional Common Shares represented by scrip certificates surrendered for consolidation is a number in excess if an even number of Additional Common Shares, the Company shall at the time of delivery of certificates for the number of full Additional Common Shares called for by the surrender of scrip certificates issue a new scrip certificate for an amount equal to such excess. (Such scrip certificates may contain provisions authorizing the sale by the Company after the expiration of such reasonable time as may be determined by the Board of Directors of the number of shares represented by such scrip certificates for the benefit of the holders of such scrip certificates.) All Additional Common Shares issued for the purpose of or with respect to any conversion of Series A Convertible Preferred Shares into Common Shares or on the consolidation of scrip certificates and Common Shares so issued under the foregoing provisions shall be deemed to be fully paid and non-assessable.

14. TAXES ON CONVERSION

The issuance of certificates for Common Shares upon the conversion of Series A Convertible Preferred Shares shall be made without charge to the converting holders of Series A Convertible Preferred Shares for any fee or charge in respect of the issuance of such certificates or the Common Shares represented thereby; provided, however, that the Company shall not be required to pay any tax which may be imposed upon the person or persons to whom such Common Shares are issued in respect of the issuance of such Common Shares or the certificates therefor or which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name or names other than that of the holder of the Series A Convertible Preferred Shares converted, and the Company shall not be required to issue or deliver such certificate unless the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

15. NOTICE OF CERTAIN ACTION

The Company shall give at lease twelve (12) days public notice of the record date for any cash dividend, stock dividend or other distribution on its Common Shares and prompt public notice of the issue to any of its shareholders of rights to subscribe for Common Shares or other securities and shall give at least thirty (30) days public notice before making any repayment of capital on its Common Shares. Any such public notice shall be sufficiently given if given in accordance with the regulations of any public markets from time to time in force and upon which the Common Shares of the Company trade with respect to required disclosure to the public by company.”